EXHIBIT 10.171

AMENDMENT
TO THE
INTERNATIONAL TRANSMISSION COMPANY
MANAGEMENT SUPPLEMENTAL BENEFIT PLAN
This Amendment is to the International Transmission Company Management Supplemental Benefit Plan (the “Plan”), established by International Transmission Company effective May 10, 2005 and as previously restated as of December 1, 2008, and is hereby adopted effective as of October 14, 2016 by ITC Holdings Corp. (“ITC”; as the successor to International Transmission Company), pursuant to the amendment power reserved in Section 11.c of the Plan.
1. Section 4 of the Plan is restated in its entirety, to read as follows:
“4. Target Percentage of Average Final Compensation. Payments from the Plan are based upon the “Target Percentage” of Executive’s Average Final Compensation as calculated below. The Target Percentage is determined by years of Service, and shall be determined as follows:
Target Percentage
of Average Final                Service
Compensation                Index

60%                        25
Notwithstanding the foregoing, the Target Percentage shall be increased by 0.5% for each year that the number of years of Executive’s Service is greater than the Service Index. The Target Percentage is adjusted accordingly if the Service Index results in fractional years. The final determination of Executive’s Target Percentage (e.g., 60% plus any increases) of Executive’s Average Final Compensation shall hereinafter be referred to as the “Final Percentage.” Solely for purposes of determining the Final Percentage hereunder, Executive’s “Service” shall further be deemed to include the period running from November 1, 2016 through January 25, 2017.”
2. The next-to-last paragraph of Section 7 of the Plan is restated in its entirety, to read as follows:
“In the event Executive becomes subject to Federal Insurance Contributions Act taxes from the Internal Revenue Service (“IRS”), or to any federal, state or local income taxes related thereto, which treats any amount payable to Executive under this Plan as taxable for such purpose prior to the actual payment of such amount to Executive, the Company may pay an amount equal to such taxes to or on behalf of Executive. Further, in the event Executive becomes subject to taxes because of any amount payable to Executive under this Plan becoming includible in his gross income prior to the actual payment of such amount to Executive due to the failure of this Plan to meet the requirements of Code Section 409A, and the rules and regulations promulgated thereunder, the Company may pay an amount equal to such taxes to or on behalf of Executive. Thereafter, the Base Annual Target Benefit Amount (Step 4 above) shall be reduced by an amount equal to all such payments by the Company and the amounts calculated under Steps 5 and 6 shall be reduced accordingly, so long as the Board determines that the reduction of such amount will not result in additional taxes being imposed on Executive under Code Section 409A.”

3. A new Subsection 11.f. is added to the Plan, to read as follows:
“f.    Notwithstanding the provisions of Subsection 11.d. and the consummation of the merger transaction between ITC, Fortis, Inc. and other parties, the Plan shall continue to be in effect and be sponsored by ITC until such future date as is determined by the Board of ITC (subject to all the other provisions of the Plan, including Subsection 11.e.).”
IN WITNESS WHEREOF, this Amendment to the Plan has been adopted as of this 22nd day of November, 2016, effective as set forth above.

ITC HOLDINGS CORP.
By: /s/ Linda H. Blair__________________
Linda H. Blair

Title: President and Chief Executive Officer

CONSENTED TO as of this 23rd day of November, 2016.

EXECUTIVE
/s/ Joseph L. Welch___________________                                Joseph L. Welch